Exhibit 99.2

Source Interlink Announces Fiscal 2008 Third Quarter Results

– Benefits of Increased Scale and Efficiency Keep Results on Track with Guidance for Fiscal Year 2008,  as Q3 Adjusted Income from Continuing Operations Hits $12.6 million, $0.24 per share –

BONITA SPRINGS, FL, December 6, 2007 – Source Interlink Companies, Inc. (Nasdaq: SORC), one of the largest publishers of magazines and online content for enthusiast audiences and a leading distributor of DVDs, CDs, magazines, games and books, today announced financial results for the fiscal 2008 third quarter ending October 31, 2007. Adjusted income from continuing operations for the fiscal 2008 third quarter totaled $12.6 million, or $0.24 per diluted share, up 60 percent over the year-earlier on a per share basis.

	GAAP Results ($ in millions)			Adjusted Results* ($ in millions)
	3Q08	3Q07	% Change	3Q08	3Q07	% Change

Revenue	$639.1	$467.9	36.6%	$640.1	$467.9	36.8%
Magazine Fulfillment	241.4	222.2	8.6%	241.4	222.2	8.6%
CD/DVD Fulfillment	261.1	233.3	11.9%	261.1	233.3	11.9%
Source Interlink Media	132.9	—		133.9	—
In-Store Services	11.7	12.4	(5.3)%	11.7	12.4	(5.3)%
Eliminations	(8.0)	—		(8.0)	—

Operating Income	$29.5	$10.7	174.3%	$45.9	$16.4	180.6%
Income from continuing
operations	$(4.5)	$4.3	(203.0)%	$12.6	$7.7	62.3%
EPS - Diluted	$(0.09)	$0.08	(212.5)%	$0.24	$0.15	60.0%

	GAAP Results ($ in millions)			Adjusted Results* ($ in millions)
	YTD ‘08	YTD ‘07	% Change	YTD ‘08	YTD ‘07	% Change

Revenue	$1,548.7	$1,349.1	14.9%	$1,549.7	$1,349.1	14.9%
Magazine Fulfillment	703.8	640.5	9.9%	703.8	640.5	9.9%
CD/DVD Fulfillment	687.1	672.1	2.2%	687.1	672.1	2.2%
Source Interlink Media	132.9	—		133.9	—
In-Store Services	32.9	36.5	(10.0)%	32.9	36.5	(10.0)%
Eliminations	(8.0)	—		(8.0)	—

Operating Income	$44.9	$25.6	75.4%	$68.5	$38.6	77.5%
Income from continuing
operations	$1.2	$10.4	(88.6)%	$22.5	$18.8	19.7%
EPS - Diluted	$0.02	$0.20	(90.0)%	$0.43	$0.35	22.9%

* Please see “Financial Highlights” section of this press release for definition and reconciliation of non-GAAP financial measures.

“We are encouraged by the momentum in each of our businesses and remain confident in our guidance for the full year,” said Michael R. Duckworth, Chairman of Source Interlink. “We are seeing the benefits of scale and our efforts to reduce cost as we build share in our magazine and DVD/CD distribution businesses.”

“The integration of our newest division, Source Interlink Media, formerly known as Enthusiast Media, is close to complete and we are well ahead of schedule in the realization of synergies. Our print business is performing as expected and the digital side is experiencing strong demand which will lead the way to profitable overall growth as we transform the Company into a leading content provider,” Mr. Duckworth added.

Financial Highlights

Adjusted income from continuing operations for the fiscal 2008 third quarter totaled $12.6 million, or $0.24 per diluted share. Adjusted revenue totaled $640.1 million. Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the quarter totaled $52.5 million, which was a 166% increase over the same period last year. Adjusted operating income for the third quarter totaled $45.9 million, an increase of 180.6% over the prior year quarter. Operating margins increased to 7.2% from 3.5%.

GAAP loss from continuing operations for the fiscal 2008 third quarter totaled $4.5 million, or $0.09 per diluted share, compared to fiscal 2007 third quarter income from continuing operations of $4.3 million, or $0.08 per diluted share.

The increases over prior year in both adjusted and GAAP operating income and adjusted EBITDA reflect improved operating performance and the acquisition of Source Interlink Media (“SIM”). The decrease over the prior year of $8.5 million in GAAP income from continuing operations relates primarily to increased amortization of intangible assets relating to SIM and incremental interest expense in the quarter.

Adjusted income from continuing operations for the nine month period ending October 31, 2007 totaled $22.5 million, or $0.43 per diluted share, on total adjusted revenue of $1.55 billion. Adjusted EBITDA for the nine month period totaled $82.4 million, compared to $48.4 million last year, a 70.2% increase. GAAP income from continuing operations for the nine month period ended October 31, 2007 decreased $9.2 million or 86.3% to $1.2 million or $0.02 per diluted share as compared to $10.4 million or $0.20 per diluted share for the same period last year. Adjusted revenue in the current nine month period increased $200.6 million or 14.9% to $1.55 billion compared to prior year nine month period total GAAP revenue of $1.35 billion.

The Company uses both Generally Accepted Accounting Principles (GAAP), and non-GAAP or adjusted financial measures, to evaluate and report the results of its business. A reconciliation of the non-GAAP financial measures to the comparable GAAP financial measure is available on the Company’s home page at www.sourceinterlink.com by selecting “Reconciliation of Non-GAAP Financial Measures.”

The Company provides non-GAAP or adjusted financial information in order to provide meaningful supplemental information regarding its operational performance and to enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future. The Company believes that investors benefit from seeing its results “through the eyes” of management in addition to the GAAP presentation. Management measures segment and enterprise performance using measures such as those disclosed in this release. This information facilitates management’s internal comparisons to the Company’s historical operating results.

Non-GAAP or adjusted information allows for greater transparency to supplemental information used by management in its financial and operational decision making. This information is not in accordance with, or an alternative for, GAAP in the United States. It excludes items, such as amortization of acquired intangible assets, charges incurred to consolidate and integrate distribution facilities of recently acquired businesses and  non-cash stock-based compensation that may have a material effect on the Company’s net income and net income per share calculated in accordance with GAAP. Management monitors these items to ensure that expenses are in line with expectations and that its GAAP results are correctly stated but does not use them to measure the ongoing operating performance of the Company. The non-GAAP or adjusted information provided by the Company may be different from the non-GAAP or adjusted information provided by other companies.

GAAP and adjusted earnings per share in the fiscal 2007 third quarter were calculated on 53.1 million diluted shares outstanding, compared with 52.3 million diluted shares outstanding in fiscal 2008 third quarter.

See table below for reconciliation of GAAP financial results to adjusted amounts for the three month periods ended October 31. Adjusted Incomes from Continuing Operations were calculated utilizing a tax rate of 40 percent and three percent for the three months ended October 31, 2007 and October 31, 2006, respectively.

Q3 2008

	Operating Income						Income from
	PEM	CD and DVD	Magazine	In-Store	Shared		Continuing
(in thousands)	Publishing	Fulfillment	Fulfillment	Services	Services	Consolidated	Operations

GAAP	$15,551	$9,182	$6,276	$3,296	$(4,818)	$29,487	$(4,461)
Adjustments:
Amortization of acquired intangibles	9,776	2,620	1,690	104	—	14,190	8,514
Deferred revenue	988	—	—	—	—	988	593
Integration and relocation expenses	—	—	590	—	—	590	354
Merger and acquisition costs	152	—	—	—	443	595	357
Disposal of land, building and equipment, net	—	—	94	—	—	94	56
Accretion of Automotive.com liability	—	—	—	—	—	—	236
Amortization of Bridge Facility fees	—	—	—	—	—	—	1,332
Write off of deferred financing fees	—	—	—	—	—	—	788
Difference between GAAP and Adjusted tax rate	—	—	—	—	—	—	4,792

Adjusted	$26,467	$11,802	$8,650	$3,400	$(4,375)	$45,944	$12,561

	PEM	CD and DVD	Magazine	In-Store	Shared
(in thousands)	Publishing	Fulfillment	Fulfillment	Services	Services	Consolidated

Adjusted operating income	$26,467	$11,802	$8,650	$3,400	$(4,375)	$45,944
Depreciation and other amortization	3,485	1,650	914	90	509	6,648
Other income	58	—	(74)	13	(45)	(48)

Adjusted EBITDA	$30,010	$13,452	$9,490	$3,503	$(3,911)	$52,544

Q3 2007

	Operating Income						Income from
	PEM	CD and DVD	Magazine	In-Store	Shared		Continuing
(in thousands)	Publishing	Fulfillment	Fulfillment	Services	Services	Consolidated	Operations

GAAP	$—	$9,707	$3,088	$4,117	$(6,164)	$10,748	$4,333
Adjustments:	—
Amortization of acquired intangibles	—	1,878	1,030	—	—	2,908	1,745
Allocation changes	—	(62)	(1,301)	(176)	1,539	—	—
Relocation, integration and consolidation expenses	—	—	2,451	—	131	2,582	1,549
Disposal of land, building and equipment, net	—	287	(49)	(86)	—	152	91

Adjusted	$—	$11,810	$5,219	$3,855	$(4,494)	$16,390	$7,718

	PEM	CD and DVD	Magazine	In-Store	Shared
(in thousands)	Publishing	Fulfillment	Fulfillment	Services	Services	Consolidated

Adjusted operating income	$—	$11,810	$5,219	$3,855	$(4,494)	$16,390
Depreciation and other amortization	—	1,803	808	205	498	3,314
Other income	—	—	40	—	6	46

Adjusted EBITDA	$—	$13,613	$6,067	$4,060	$(3,990)	$19,750

See table below for reconciliation of GAAP financial results to adjusted amounts for the nine month periods ended October 31. Adjusted Incomes from Continuing Operations were calculated utilizing a tax rate of 40 percent and approximately 24 percent for the nine months ended October 31, 2007 and October 31, 2006, respectively.

9 Months 2008

	Operating Income						Income from
	PEM	CD and DVD	Magazine	In-Store	Shared		Continuing
(in thousands)	Publishing	Fulfillment	Fulfillment	Services	Services	Consolidated	Operations

GAAP	$15,551	$19,634	$15,375	$8,057	$(13,724)	$44,893	$1,193
Adjustments:
Amortization of acquired intangibles	9,776	7,053	4,251	309	—	21,389	12,833
Stock compensation expense	—	—	—	—	179	179	107
Deferred revenue	988	—	—	—	—	988	593
Integration and relocation expenses	—	—	590	—	—	590	354
Merger and acquisition costs	152	—	—	—	443	595	357
Disposal of land, building and equipment, net	—	—	94	—	—	94	56
Gain on sale of assets	—	—	—	(173)	—	(173)	(104)
Accretion of Automotive.com liability	—	—	—	—	—	—	236
Amortization of Bridge Facility fees	—	—	—	—	—	—	1,332
Write off of deferred financing fees	—	—	—	—	—	—	788
Difference between GAAP and Adjusted tax rate	—	—	—	—	—	—	4,792

Adjusted	$26,467	$26,687	$20,310	$8,193	$(13,102)	$68,555	$22,538

	PEM	CD and DVD	Magazine	In-Store	Shared
(in thousands)	Publishing	Fulfillment	Fulfillment	Services	Services	Consolidated

Adjusted operating income	$26,467	$26,687	$20,310	$8,193	$(13,102)	$68,555
Depreciation and other amortization	3,485	5,433	2,886	270	1,632	13,706
Other income	58	—	237	(119)	(25)	151

Adjusted EBITDA	$30,010	$32,120	$23,433	$8,344	$(11,495)	$82,412

9 Months 2007

	Operating Income						Income from
	PEM	CD and DVD	Magazine	In-Store	Shared		Continuing
(in thousands)	Publishing	Fulfillment	Fulfillment	Services	Services	Consolidated	Operations

GAAP	$—	$23,857	$11,549	$10,096	$(19,903)	$25,599	$10,433
Adjustments:	—
Amortization of acquired intangibles	—	5,634	2,971	—	—	8,605	5,163
Impairment charge	—	—	—	—	529	529	317
Allocation changes	—	92	(4,083)	(357)	4,348	—	—
Relocation, integration and consolidation expenses	—	—	2,998	—	299	3,297	1,978
Stock compensation expense	—	—	—	—	400	400	240
Difference in GAAP and adjusted tax rate	—	—	—	—	—	—	(159)
Disposal of land, building and equipment, net	287	(49)	(86)	—		152	91

Adjusted	$—	$29,870	$13,386	$9,653	$(14,327)	$38,582	$18,064

	PEM	CD and DVD	Magazine	In-Store	Shared
(in thousands)	Publishing	Fulfillment	Fulfillment	Services	Services	Consolidated

Adjusted operating income	$—	$29,870	$13,386	$9,653	$(14,327)	$38,582
Depreciation and other amortization	—	5,120	2,245	788	1,571	9,724
Other income	—	—	72	9	39	120

Adjusted EBITDA	$—	$34,990	$15,703	$10,450	$(12,717)	$48,426

As stated on the Company’s first quarter earning conference call, effective with the current fiscal year, the Company has modified the allocation of certain shared service expenses to the operating segments to correspond with a change in management’s view of each segment’s operating structure. This change has no effect on consolidated results. Also, note that for comparative purposes, adjusted segment results presented for last year have been restated to reflect this change. Please see the Company’s Q1 earnings release or the Company’s Web site for the impact on each segment by quarter for the prior year.

Segment Results

Source Interlink Media Segment – Source Interlink Media, formerly Enthusiast Media, was acquired on August 1, 2007. The third quarter represents the first time this segment is included in the Company’s consolidated financial results and results provided prior to August 1, 2007 are for comparative purposes only.

The Company’s Media segment reported adjusted revenue of $133.9 million, gross margin of 73.4% and adjusted operating income of $26.5 million for the third quarter. For comparative purposes only, revenue for the third quarter last year was $135.2 million, gross margin was 65% and adjusted operating income was $24.0 million..

Magazine Fulfillment Segment – The Company’s Magazine Fulfillment segment reported GAAP revenue of $241.4 million compared with $222.2 million in the prior year third quarter, an increase of approximately 8.6%. GAAP gross profit margins decreased from 24.2% in the prior year period to 23.1% in the current period. Adjusted operating income increased 66.3% to $8.7 million in the fiscal 2008 third quarter.

For the nine month period ended October 31, 2007, the Magazine Fulfillment segment, which includes the distribution service areas in Southern California and Washington D.C./Baltimore acquired as of March 30, 2006 reported GAAP revenue of $703.8 million, compared with $640.5 million in the prior year period, an increase of 9.9%.

The majority of the increase in revenue is due to the current year’s first quarter containing a full three months of revenue related to the Anderson acquisitions, compared to only one month last year. Gross margin increased from 23.1% in the prior year period to 23.2% in the current period. Adjusted operating income was $20.3 million, compared with $13.4 million in the prior year period. Adjusted operating margins increased from 2.1% in the prior year period to 2.9% in the current period.

DVD and CD Fulfillment Segment – The CD and DVD Fulfillment segment reported GAAP revenue of $261.1 million, gross margin of 17.1% and adjusted operating income of $11.8 million for the third quarter. Net revenue for the fiscal 2008 third quarter increased 11.9% compared to $233.3 million in the fiscal 2007 third quarter. Sales of DVDs increased 12.7% to $119.0 million, and  CD revenue increased 15.6% to $140.5 million. Adjusted operating margins decreased from 5.1% in the prior year third quarter to 4.5% in the current year period. Gross profit margins for the third quarter decreased to 17.1% from 18.9% due primarily to the continued product mix shift.

For the nine month period ended October 31, 2007, the DVD and CD Fulfillment segment reported GAAP revenue of $687.1 million, operating income of $19.6 million, and gross margin of 17.6%. For comparative purposes, revenue for the first nine months of last year was $672.1 million, operating income was $23.9 million, and gross margin was 18.3%. Adjusted operating income for the nine month period decreased 10.7% to $26.7 million. Adjusted operating margins for the nine month period decreased from 4.4% in the comparative prior year period to 3.9% in the current year period.

In-Store Services Segment – The In-Store Services segment recorded GAAP revenue of $11.7 million in the fiscal 2008 third quarter, compared with $12.4 million in the year-ago quarter. Adjusted operating income for the fiscal 2008 third quarter was $3.4 million compared to $3.9 million in the prior year period. Adjusted operating margins decreased to 29.0% from 31.1%

For the nine month period ended October 31, 2007, In-Store Services segment reported GAAP revenue of $32.9 million, compared with $36.5 million in the prior year period. Adjusted operating income for the nine month period ended October 31, 2007, was $8.1 million, versus $9.7 million in the prior year period.

Results have been adjusted to reflect the sale during the first quarter fiscal 2008 of the Company’s wood-manufacturing business, formerly a division of the In-Store services segment and currently reported as a discontinued operation.

Shared Services Segment – The Shared Services segment consists of corporate and shared overhead functions associated with the individual operating segments. Shared Services operating expenses decreased 2.6% from $4.5 million to $4.4 million in the third quarter and decreased 8.5% to $13.1 million for the nine month period on an adjusted  basis. Shared services expenditures as a percentage of adjusted revenue decreased from 1.0% in the prior year period to 0.4% in the current year period.

For the nine month period ended October 31, 2007, shared services as a percentage of revenue decreased from 1.1% to 0.8% as compared to the prior year nine month period.

Fiscal 2008 Third Quarter Conference Call

Source Interlink Companies, Inc. will host a teleconference to discuss its fiscal 2008 third quarter on Thursday, December 6, 2007 at 4:30 p.m. Eastern Time. To access the teleconference, please dial 877-715-5297 (U.S. callers) and 973-582-2851 (Int’l callers), passcode 9478363, ten minutes prior to the start time. The teleconference will also be available via live webcast on the Company’s Web site at www.sourceinterlink.com. A slide presentation that corresponds with management’s third quarter report has been posted on the Company’s homepage. The slide presentation may be downloaded by using the link provided on the Web site and is also available on the webcast. A replay of the conference call will be available through Thursday, December 13, 2007. It can be accessed by dialing 877-519-4471 (U.S. callers) or 973-341-3080 (Int’l callers), passcode 9478363. The webcast will also be archived on www.sourceinterlink.com for 30 days.

About Source Interlink Companies, Inc.

Source Interlink Companies, Inc. (NASDAQ: SORC), a media and marketing services company, is one of the largest publishers of magazines and online content for enthusiast audiences and is also a leading distributor of home entertainment products, including DVDs, music CDs, magazines, games, books, and related items. With annual ”run-rate” revenue in excess of $2.5 billion, Source Interlink serves approximately 110,000 retail store locations throughout North America. Supply chain relationships include consumer goods advertisers, subscribers, movie studios, record labels, magazine and newspaper publishers, confectionary companies and manufacturers of general merchandise.

The Company’s fully integrated businesses and activities include:

•                  Publishing and providing enthusiast media content including 70 magazines, over 65 events, two television shows, a radio program, 90 related Web sites and 400 branded products for automobile, marine, equine, outdoor sports, home tech and daytime television

•                  Distribution and fulfillment of entertainment products to major retail chains throughout North America and directly to consumers of entertainment products ordered through the Internet

•                  Import and export of periodicals to more than 100 markets worldwide

•                  Managing product selection and placement of impulse items at checkout counters

•                  Processing and collection of rebate claims and management of point-of-purchase sales data

•                  Design, manufacture and installation of wire fixtures and displays in major retail chains

•                  Licensing of children’s and family-friendly home entertainment products

For more information, please visit the Company’s Web site at http://www.sourceinterlink.com.

This press release contains certain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital and capital expenditure needs, growth opportunities, and any statements of belief and any statements of assumptions underlying any of the foregoing.

These forward-looking statements reflect Source Interlink’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. Factors that could cause actual results to differ include: (i) adverse trends in advertising spending; (ii) interest rate volatility and the consequences of significantly increased debt obligations (iii) price  volatility in fuel, paper and other raw materials used in our businesses; (iv) market acceptance of and continuing retail demand for physical copies of magazines, books, DVDs, CDs and other home entertainment products; (v) our ability to realize additional operating efficiencies, cost savings and other benefits from recent acquisitions, (iii) an evolving market for entertainment media, (vi) the ability to obtain product in sufficient quantities; (vii) adverse changes in general economic or market conditions; (viii) the ability to attract and retain employees; (ix) intense competition in the marketplace and (x) other events and other important factors disclosed previously and from time to time in Source Interlink’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 25, 2007.

Source Interlink does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise.

Contacts:

Investors:		Media:
Dean Heine	Denise Roche	Nancy Zakhary
Investor Relations	Brainerd Communicators	Brainerd Communicators
Source Interlink Companies, Inc.	212-986-6667	212-986-6667
239-949-4450	roche@braincomm.com	nancy@braincomm.com
dheine@sourceinterlink.com

SOURCE INTERLINK COMPANIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three months ended October 31,		Nine months ended October 31,
	2007	2006	2007	2006

Revenues, net:
Distribution	$500,974	$451,288	$1,380,619	$1,302,132
Advertising	67,471	—	67,471	—
Circulation	32,132	—	32,132	—
Manufacturing	8,315	9,139	22,325	24,818
Claiming and information	3,429	3,264	10,542	11,696
Other	26,828	4,199	35,612	10,446
Total revenues, net	639,149	467,890	1,548,701	1,349,092
Cost of goods sold	436,034	364,050	1,152,602	1,062,171

Gross profit	203,115	103,840	396,099	286,921
Distribution, circulation and fulfillment	55,801	45,148	138,832	126,646
Selling, general and administrative expenses	96,194	39,039	176,755	112,712
Depreciation and amortization	20,354	6,171	34,176	17,986
Integration and relocation expense	590	2,582	674	3,297
Merger and acquisition costs	595	—	595	—
Disposal of land, building and equipment, net	94	152	347	681
Gain on sale of assets	—	—	(173)	—

Operating income	29,487	10,748	44,893	25,599

Other expense:
Interest expense	(36,079)	(3,560)	(42,539)	(8,694)
Interest income	519	41	797	153
Write off of deferred financing fees	(1,313)	—	(1,313)	—
Other (expense) income:	(49)	(8)	150	62

Total other expense	(36,922)	(3,527)	(42,905)	(8,474)

(Loss) income from continuing operations, before income taxes	(7,435)	7,221	1,988	17,125
Income tax (benefit) expense	(2,974)	2,888	795	6,691
(Loss) income from continuing operations	(4,461)	4,333	1,193	10,434
Income (loss) from discontinued operations, net of taxes	—	498	(1,608)	1,750
Net (loss) income	$(4,461)	$4,831	$(415)	$12,184

(Loss) earnings per share – Basic
Continuing operations	$(0.09)	$0.08	$0.02	$0.21
Discontinued operations	—	0.01	(0.03)	0.03
Total	$(0.09)	$0.09	$(0.01)	$0.24

(Loss) earnings per share – Diluted
Continuing operations	$(0.09)	$0.08	$0.02	$0.20
Discontinued operations	—	0.01	(0.03)	0.03
Total	$(0.09)	$0.09	$(0.01)	$0.23

WAVG shares outstanding – Basic	52,321	51,914	52,261	51,812
WAVG shares outstanding – Diluted	52,321	53,120	52,261	53,190

SOURCE INTERLINK COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	October 31, 2007	January 31, 2007
	(unaudited)

Assets
Current assets
Cash	$33,048	$—
Trade receivables, net	218,103	102,658
Purchased claims receivable	11,151	16,983
Inventories	357,057	248,941
Income tax receivable	2,433	9,932
Deferred tax asset	29,855	29,531
Other	16,592	5,440

Total current assets	668,239	413,485

Property, plants and equipment	229,500	98,812
Less accumulated depreciation and amortization	(126,056)	(30,897

Net property, plants and equipment	103,444	67,915

Other assets
Goodwill, net	1,072,826	395,902
Intangibles, net	705,018	118,971
Other	56,465	13,758

Total other assets	1,834,309	528,631

Total assets	$2,605,992	$1,010,031

SOURCE INTERLINK COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS (CONCLUDED)

(in thousands, except per share amounts)

	October 31, 2007	January 31, 2007
	(unaudited)

Liabilities and Stockholders’ Equity
Current liabilities
Checks issued against future advances on revolving credit facility	$—	$1,465
Accounts payable (net of allowance for returns of $165,204 and $164,069 at October 31, 2007 and January 31, 2007, respectively)	490,273	308,184
Accrued expenses	92,362	62,838
Deferred revenue	78,969	2,630
Current portion of obligations under capital leases	1,438	995
Current maturities of debt	16,148	7,850

Total current liabilities	679,190	383,962

Deferred tax liability	32,389	32,500
Obligations under capital leases	2,177	1,069
Debt, less current maturities	1,362,361	146,534
Other	87,485	6,519

Total liabilities	2,163,602	570,584

Commitments and contingencies

Stockholders’ equity
Contributed capital:
Preferred stock, $0.01 par (2,000 shares authorized; none issued)	—	—
Common stock, $0.01 par (100,000 shares authorized; 52,321 and 52,064 shares issued)	523	521
Additional paid-in-capital	476,078	474,796

Total contributed capital	476,601	475,317
Accumulated deficit	(38,181)	(37,766)
Accumulated other comprehensive income: Foreign currency translation	3,970	1,896

Total stockholders’ equity	442,390	439,447

Total liabilities and stockholders’ equity	$2,605,992	$1,010,031